Exhibit 99.1

For Further Information:

                            At PBOC Holdings, Inc.
                              J. Michael Holmes
                               (323) 954-6651

                               At BYL Bancorp
                              Robert Ucciferri
                               (714) 685-1317


           PBOC Holdings, Inc. Agrees to Acquire BYL Bancorp
           -------------------------------------------------

Los Angeles, California, November 2, 2000 - PBOC Holdings (Nasdaq: PBOC), parent company of People's Bank of California, and BYL Bancorp (Nasdaq: BOYL), jointly announced today the signing of a definitive merger agreement for PBOC to acquire BYL and its wholly owned commercial bank subsidiary, BYL Bank Group. The combined institution will have 31 branch offices and approximately $3.6 billion in total assets, serving Los Angeles, Orange, Ventura and Riverside counties.

BYL Bank, which was chartered as a California commercial bank in 1980, is headquartered in Orange, California and operates seven full-service branches and two loan origination offices in Orange and Riverside counties. BYL also originates for sale, single-family residential loans. BYL had total assets of $322.3 million, total deposits of $292.3 million and stockholders' equity of $29.0 million at June 30, 2000.

"We are very pleased to announce this union between People's Bank of California and the BYL Bank Group," said Rudolf P. Guenzel, President and Chief Executive Officer of PBOC Holdings. "The combination of PBOC and BYL is a key move in our company's overall strategic plan to transform PBOC from a traditional thrift into a bank," said Guenzel. "BYL's deposit base is very attractive, with a high percentage of transaction accounts and a weighted average cost near 3.4% compared to PBOC's cost of 5.2% for the third quarter. The purchase price equates to a deposit premium of less than 4% and we believe the effect of this acquisition will directly and immediately translate into improvement in our net interest margin. Operationally, for 2001 we anticipate this acquisition will increase earnings per share by 5 to 10%."

Highlights of the combined institution include:
       *     Creation of a 31-branch bank, with no overlap of existing branches.
       * Significantly improved market presence in Orange and Riverside counties.
       *     Pro Forma balance sheet:
               *  $3.6 billion in total assets
               *  $2.7 billion in total loans
               *  $2.3 billion in total deposits
               *  $215 million in total equity

                                   (more)



PBOC Agrees to Acquire BYL
Page 2

Under the terms of the agreement, which was approved unanimously by both boards of directors, holders of BYL common stock will receive $15.00 in cash for each share of BYL common stock owned. The cash amount may be adjusted upward or downward under certain circumstances which are set forth in the agreement. The transaction, which has an approximate value of $39 million, will be accounted for as a purchase and will add $11 million in goodwill to the balance sheet.

The purchase is expected to close during the first half of calendar 2001 pending regulatory approvals and approval of BYL's shareholders. Upon completion of the transaction, BYL will merge into PBOC and all branches will operate under the People's Bank of California name.

Mr. Guenzel continued, "This deal reinforces our commitment to Orange County, while expanding our community banking services and products to reach existing and new customers in Riverside County. As part of our commitment to community banking, we expect to keep all the branches and branch personnel that we acquire in this transaction. BYL customers will benefit from our more extensive network of branches and ATM's and will enjoy a broader selection of products and services. We will be working with BYL to ensure that the transition to PBOC is smooth for our new customers. We look forward to the successful union of the two companies."

Robert Ucciferri, President and Chief Executive Officer of BYL, added, "Our board has considered a number of strategic alternatives in the past year and found a merger with PBOC to hold the greatest opportunity for our shareholders. This merger will provide an excellent match for all parties involved."

PBOC Holdings, Inc. is the parent company for People's Bank of California, a federally chartered savings bank headquartered in Los Angeles, which has $3.3 billion in assets and 24 full-service branch offices located in Orange, Ventura and Los Angeles counties in Southern California.

This release contains certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed financial condition, results of operations and business of BYL Bancorp and PBOC Holdings, Inc. The Companies accept no obligation to update these statements. Many possible events or factors could affect the future results and performance and cause results or performance to differ materially and adversely from the statements made here. The assumptions and projections are based on anticipation of future events. Words such as "expects", "anticipates", "believes", "estimates", variations of such words and other similar expressions are intended to identify such forward-looking statements. The Companies wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Risks and uncertainties, which assume the acquisition will be consummated, include but are not limited to: restructuring charges; efficient/cost-effective integration of BYL Bancorp; retention of key employees; service improvement; continued growth and expense reduction; positive effect on the net interest margin; profitability improvement; and lower than expected revenues.

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Note:  Transmitted on Business Wire on November__, 2000 at___